Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Reports FY2011 Third Quarter Financial Results

EXTON, PA - (PR Newswire - First Call - March 17, 2011) - WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, today announced financial results for the fiscal year 2011 third quarter ended January 31, 2011. In the third quarter, WPCS reported revenue of $23.4 million compared to $27.0 million for the same period a year ago. The decrease in revenue is due primarily to delays in projects and bid awards.

In the third quarter, WPCS generated an EBITDA loss of approximately $428,000, compared to an EBITDA loss of $1.1 million in the second quarter. EBITDA is defined as earnings before interest, taxes, acquisition-related contingent earn-out costs, goodwill impairment, one-time charges related to seeking strategic alternatives including the possible sale of the company and depreciation and amortization. The company generated $751,000 in EBITDA for the same period a year ago. The Company maintains a net tangible asset value of $21.7 million or $3.13 per diluted share.

For the third quarter, following the completion of a valuation for its Suisun City Operations, the company has incurred an additional goodwill impairment charge of $2.6 million. This additional charge was a result of finalizing the estimated goodwill charge recorded in the second quarter. The company emphasized that this goodwill impairment charge is a non-cash charge and will have no impact on its operations or cash flows. For the third quarter ended January 31, 2011, WPCS reported a net loss of approximately $3.5 million or $0.50 per diluted share which includes the goodwill impairment and the one-time charges of $205,000 associated with seeking strategic alternatives including the possible sale of the company. This compares to net income of $71,000 or $0.01 per diluted share for the same period a year ago.

For the nine months ended January 31, 2011, WPCS reported revenue of $79.0 million compared to $76.6 million for the same period a year ago, which represents an increase of approximately 3%. In the nine months, WPCS generated an EBITDA loss of approximately $1.3 million. The company generated $3.3 million in EBITDA for the same period a year ago. For the nine months ended January 31, 2011, WPCS reported a net loss of approximately $9.8 million or $1.41 per diluted share which includes the total goodwill impairment charge for Suisun City of $6.9 million and the one-time charges of $481,000 associated with seeking strategic alternatives including the possible sale of the company. This compares to net income of $843,000 or $0.12 per diluted share for the same period a year ago.

Andrew Hidalgo, CEO of WPCS, commented, “Fiscal year 2011 has been a transition year for WPCS. The primary issue centered around three projects that experienced cost overruns at two of our ten operation centers. The other eight operation centers continue to perform well and through nine months ended January 31, 2011, they have produced $64.7 million in revenue and $3.8 million in EBITDA. The positive news is that we have made significant strides in turning around the performance by containing the cost overruns at these three projects and improving the management efficiency at these two operation centers. The company was able to substantially reduce the quarter over quarter loss. Economic conditions are improving and we are seeing more potential bid activity in the public services, healthcare and energy markets. The company continues to be awarded significant contracts. WPCS maintains an extensive base of satisfied customers. This is an important factor for us in returning to the profitability and earnings level that we expect for our shareholders and employees. We see a prosperous year ahead for our company.”

As a reminder, there will be an investor conference call at 5:00 pm ET today. To participate on the conference call, please dial 888-299-4099 for calls within the U.S. or 302-709-8337 for calls from international locations. Upon reaching the operator, verbally transmit the participant code VH63665. When the overview concludes, your questions can be asked by pressing *1 and your questions can be removed from the queue by pressing the number sign. Replays of the conference call will be available for a period of five days by dialing 402-220-2946 and entering 63665 # as the program identification number.

The attached press release includes financial measures that are not in accordance with GAAP, consisting of EBITDA and net tangible asset value. Management uses EBITDA to evaluate the Company's operating and financial performance in light of business objectives, for planning purposes, when publicly providing our business outlook and to facilitate period-to-period comparisons. Management uses net tangible asset value to evaluate the strength of the Company’s balance sheet.  WPCS believes that these measures are useful to investors because they enhance investors' ability to review the Company's business from the same perspective as our management and to facilitate comparisons of this period's results with prior periods.  Non-GAAP measures are used by some investors when assessing the ongoing operating and financial performance of our Company. These financial measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. The presentation of the additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP. The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in our industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. Pursuant to the requirements of Regulation G, WPCS has included a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Unaudited

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2011	2010	2011	2010

REVENUE	$23,434,729	$26,972,380	$79,010,305	$76,557,723

COSTS AND EXPENSES:
Cost of revenue	18,424,200	20,561,172	63,122,185	55,471,468
Selling, general and administrative expenses	5,643,916	5,660,707	17,657,254	17,800,852
Depreciation and amortization	638,337	662,705	2,094,658	1,970,848
Goodwill impairment	2,600,000	-	6,900,000	-
Change in fair value of acquisition-related contingent consideration	41,784	-	178,430	-

Total costs and expenses	27,348,237	26,884,584	89,952,527	75,243,168

OPERATING (LOSS) INCOME	(3,913,508)	87,796	(10,942,222)	1,314,555

OTHER EXPENSE (INCOME):
Interest expense	293,274	53,294	410,011	193,931
Interest income	(11,436)	(5,821)	(35,804)	(9,352)

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) PROVISION	(4,195,346)	40,323	(11,316,429)	1,129,976

Income tax (benefit) provision	(874,089)	(12,253)	(1,590,537)	480,434

NET (LOSS) INCOME	(3,321,257)	52,576	(9,725,892)	649,542

Net income (loss) attributable to noncontrolling interest	141,547	(18,250)	76,041	(192,988)

NET (LOSS) INCOME ATTRIBUTABLE TO WPCS	$(3,462,804)	70,826	(9,801,933)	$842,530

Basic net (loss) income per common share attributable to WPCS	$(0.50)	$0.01	$(1.41)	$0.12

Diluted net (loss) income per common share attributable to WPCS	$(0.50)	$0.01	$(1.41)	$0.12

Basic weighted average number of common shares outstanding	6,954,766	6,944,032	6,954,766	6,942,855

Diluted weighted average number of common shares outstanding	6,954,766	6,968,587	6,954,766	6,966,054

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
ASSETS	2011	2010
	(Unaudited)	(Note 1)
CURRENT ASSETS:

Cash and cash equivalents	$5,581,036	$5,584,309
Accounts receivable, net of allowance of $189,724 and $206,617 at January 31, 2011 and April 30, 2010, respectively	23,587,456	26,011,955
Costs and estimated earnings in excess of billings on uncompleted contracts	6,444,060	8,859,056
Inventory	2,957,067	2,720,052
Prepaid expenses and other current assets	1,986,245	848,626
Prepaid income taxes	379,751	-
Income taxes receivable	1,429,634	-
Deferred tax assets	578,873	666,000
Total current assets	42,944,122	44,689,998

PROPERTY AND EQUIPMENT, net	6,335,993	6,468,787

OTHER INTANGIBLE ASSETS, net	1,708,326	2,112,058

GOODWILL	28,310,000	34,919,384

OTHER ASSETS	139,221	162,858

Total assets	$79,437,662	$88,353,085

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

LIABILITIES AND EQUITY	January 31,	April 30,
	2011	2010
	(Unaudited)	(Note 1)
CURRENT LIABILITIES:

Current portion of loans payable	$37,407	$63,683
Income taxes payable	-	107,417
Borrowings under line of credit	6,690,488	-
Current portion of capital lease obligations	61,648	81,950
Accounts payable and accrued expenses	9,517,705	10,962,016
Billings in excess of costs and estimated earnings on uncompleted contracts	2,341,700	1,853,131
Deferred revenue	584,256	503,502
Due joint venture partner	3,323,778	3,288,294
Acquisition-related contingent consideration	997,606	851,516
Total current liabilities	23,554,588	17,711,509

Acquisition-related contingent consideration, net of current portion	880,886	726,677
Borrowings under line of credit	-	5,626,056
Loans payable, net of current portion	18,048	46,364
Capital lease obligations, net of current portion	26,178	69,961
Deferred tax liabilities	1,921,508	2,018,462
Total liabilities	26,401,208	26,199,029

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-
Common stock - $0.0001 par value, 25,000,000 shares authorized, 6,954,766 shares issued and outstanding at January 31, 2011 and April 30, 2010	695	695
Additional paid-in capital	50,418,824	50,346,655
Retained earnings	433,657	10,235,590
Accumulated other comprehensive income on foreign currency translation, net of tax effects of $25,197 and $19,581 at January 31, 2011 and April 30, 2010, respectively	908,756	398,116

Total WPCS shareholders' equity	51,761,932	60,981,056

Noncontrolling interest	1,274,522	1,173,000

Total equity	53,036,454	62,154,056

Total liabilities and equity	$79,437,662	$88,353,085

Note 1.  Certain reclassifications have been made to prior period financial statements to conform to current presentation.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

Reconciliations of GAAP to Non-GAAP Financial Measures (Unaudited)

(1) Non-GAAP EBITDA Reconciliations:

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2011	2010	2011	2010

NET (LOSS) INCOME ATTRIBUTABLE TO WPCS, GAAP	$(3,462,804)	$70,826	$(9,801,933)	$842,530

Plus:
Net income (loss) attributable to noncontrolling interest	141,547	(18,250)	76,041	(192,988)
Income tax (benefit) provision	(874,089)	(12,253)	(1,590,537)	480,434
Interest expense	293,274	53,294	410,011	193,931
Interest income	(11,436)	(5,821)	(35,804)	(9,352)
Change in fair value of acquisition-related contingent consideration	41,784	-	178,430	-
Goodwill impairment	2,600,000	-	6,900,000	-
One time strategic costs	204,895	-	480,570	-
Depreciation and amortization	638,337	662,705	2,094,658	1,970,848

Consolidated EBITDA, Non-GAAP	$(428,492)	$750,501	$(1,288,564)	$3,285,403
Plus:
Operating loss (gain), Suisun City operations center	631,918	(50,716)	2,097,012	(1,979,457)
Operating loss, Portland operations center	-	-	485,710	200,324
Corporate operating expenses	584,902	666,427	2,459,059	2,616,972

Performing Operation Centers EBITDA, Non-GAAP	$788,328	$1,366,212	$3,753,217	$4,123,242

2) Net Tangible Asset Value Reconciliation:

	January 31,	April 30,
	2011	2010

Total WPCS shareholders' equity	$51,761,932	$60,981,056
Less:
Goodwill	28,310,000	34,919,384
Other Intangible Assets, net	1,708,326	2,112,058

Net Tangible Asset Value	$21,743,606	$23,949,614